Public Service Company of Oklahoma
Ratio of Earnings to Comined Fixed Charges
and Preferred Stock Dividend Requirements
(Unaudited)
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                                                12 Months
                                                  Ended                       Year Ended December 31,
                                                             -----------------------------------------------------------
                                             Sept. 30, 1996     1995        1994        1993        1992       1991
                                             ---------------------------------------------------------------------------
                                                                   (thousands, except for ratios)
Operating Income                                   $105,927    $111,769    $98,258     $72,156    $78,096     $86,796
Adjustments:
  Federal income taxes                               29,841      37,490     27,954      13,554       (835)     18,321
  Provision for deferred income taxes                (5,054)      2,704      7,779       9,537     21,157      10,133
  Deferred investment tax credits                    (2,785)     (2,789)    (2,789)     (2,838)    (2,711)     (2,925)
  Utility Plant development costs, net of tax       (35,552)         -          -           -
  Other income and deductions                            64       2,274        933         531       (940)     (1,667)
  Allowance for borrowed and equity
    funds used during construction                    1,272       3,734      2,513       1,948        740       1,931
  Interest portion of financing leases                    -          -          -           17         37          34
                                             ---------------------------------------------------------------------------
                  Earnings                          $93,713    $155,182   $134,648     $94,905    $95,544    $112,623
                                             ===========================================================================


Fixed Charges:
  Interest on long-term debt                        $30,334     $29,594    $29,594     $31,410    $30,688     $30,545
  Interest on short-term debt and other               5,919       6,355      3,844       2,729      1,646       3,286
  Interest portion of financing leases                    -          -          -           17         37          34
  Preferred stock dividend requirements                 970       1,189      1,210       1,224      1,131       1,207
                                             ---------------------------------------------------------------------------
                                                    $37,223     $37,138    $34,648     $35,380    $33,502     $35,072
                                             ===========================================================================


Ratio of earnings to combined fixed
  charges and preferred stock dividend
  requirements                                         2.52        4.18       3.89        2.68       2.85        3.21


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